UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2019

Regulus Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35670	26-4738379
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10628 Science Center Drive, Suite 225 San Diego, CA	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 202-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	RGLS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 29, 2019, the Board of Directors (the “Board”) of Regulus Therapeutics Inc. (the “Company”) appointed Cris Calsada as the Company’s Chief Financial Officer, effective upon her commencing employment with the Company, which is expected to occur on August 30, 2019 (the “Employment Commencement Date”). Upon the Employment Commencement Date, Ms. Calsada will become the principal financial officer of the Company and Mr. Hagan will discontinue serving as the Company’s interim principal financial officer.

Ms. Calsada, age 50, currently serves as the Chief Financial Officer of Sanifit Therapeutics, S.A., a privately held biotechnology company, where she has served since December 2017. From September 2015 to December 2017, Ms. Calsada was self-employed as a financial consultant to various biotechnology companies. From 2004 until its acquisition in September 2015, Ms. Calsada held various positions at AMBRX, Inc., a privately held biotechnology company, most recently serving as its Chief Operating Officer beginning in April 2015. Prior to that, Ms. Calsada held a variety of finance and accounting-related positions, including as an auditor for public accountancy firms. Ms. Calsada received a BS in Business Administration from San Diego State University and an MBA from the University of Southern California Marshall School of Business.

On July 29, 2019, the Company entered into an offer letter agreement with Ms. Calsada. Pursuant to the agreement, Ms. Calsada will be entitled to receive an initial base salary of $310,000 per year and will be eligible to receive an annual performance bonus, with a target bonus amount of 50% of her base salary. Ms. Calsada’s base salary and target bonus will be subject to periodic review and adjustment from time to time in the discretion of the Board or the Compensation Committee of the Board.

If the Company terminates Ms. Calsada’s employment without cause (other than due to her death or complete disability) or if Ms. Calsada resigns for good reason at any time other than during the period beginning one month before and ending 12 months following a change in control of the Company, the Company will be obligated to pay Ms. Calsada, subject to her providing the Company with an effective release and waiver of claims, (1) a lump sum severance payment equal to 12 months of her base salary in effect at the time of such termination or resignation, (2) a lump sum payment equal to 12 months of healthcare premiums, grossed up, and (3) vesting acceleration of all outstanding options and other equity incentive awards subject to time-based vesting held by Ms. Calsada as of such termination or resignation.

If the Company terminates Ms. Calsada’s employment without cause (other than due to her death or complete disability) or if Ms. Calsada resigns for good reason, in each case during the period beginning one month before and ending 12 months following a change in control of the Company, in addition to the severance payment described above, the Company is also obligated to pay Ms. Calsada, subject to her providing the Company with an effective release and waiver of claims, a lump sum payment equal to the target amount of Ms. Calsada’s annual performance bonus for the year of termination or resignation.

Upon the Employment Commencement Date, Ms. Calsada will be granted a stock option to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant. The option will vest as follows: 25% of the option will vest on the first anniversary of the Employment Commencement Date and the balance will vest in equal monthly installments over the following 36 months. The option will be subject to the terms and conditions of the Company’s equity incentive plan.

Upon the Employment Commencement Date, Ms. Calsada and the Company will also enter into an indemnification agreement requiring the Company to indemnify her to the fullest extent permitted under Delaware law with respect to her service as an officer of the Company. The indemnification agreement will be in the form entered into with the Company’s other executive officers. The form of indemnification agreement is attached as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-183384), filed with the Securities and Exchange Commission on August 17, 2012.

The foregoing summary of the offer letter agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed with this report as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Offer Letter Agreement, dated July 29, 2019, by and between the Company and Cris Calsada

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Regulus Therapeutics Inc.

Date: July 30, 2019	By:	/s/ Joseph Hagan
Joseph Hagan
President and Chief Executive Officer